Exhibit 99.1

Aileron Therapeutics Announces CEO Transition

Current President and Chief Operating Officer, Brian Windsor, Ph.D., appointed Chief Executive Officer

Dr. Windsor to lead Aileron into a new era focused on advancing a pipeline of first-in-class medicines for orphan pulmonary and fibrosis diseases

WALTHAM, Mass., Mar. 12, 2024 (GLOBE NEWSWIRE) – Aileron Therapeutics, Inc. (“Aileron”) (NASDAQ: ALRN), a biopharmaceutical company advancing a novel pipeline of first-in-class medicines to address significant unmet medical needs in orphan pulmonary and fibrosis indications, today announced that current President and Chief Operating Officer, Brian Windsor, Ph.D., has been appointed President and Chief Executive Officer (CEO) and will join the Board of Directors, effective March 11, 2024. Dr. Windsor succeeds Manuel Aivado, M.D., Ph.D., who has stepped down as CEO and will continue to serve on the Company’s Board of Directors. The transition follows the Company’s acquisition of Lung Therapeutics, Inc. (“Lung”) in October of last year.

“It has been a privilege to lead Aileron and I am proud to have worked alongside so many dedicated and passionate colleagues committed to transforming patient’s lives,” said Dr. Aivado. “I am excited to continue my journey with Aileron as a member of the Board and to support the Company through its next chapter under Brian’s capable leadership.”

Dr. Windsor has previously served as President and Chief Operating Officer of Aileron since October 2023. Prior to Aileron, he served as President, CEO and director of Lung. He has also served as Chief Science Officer and Director of TFF Pharmaceuticals, Inc., a public biopharmaceutical company that Lung spun out into an independent company, for which Dr. Windsor had previously provided consulting services in the areas of science and technology. Before his position at Lung, he served as President of Enavail, LLC, a specialty pharmaceutical manufacturing company, where he oversaw all aspects of the company’s pharmaceutical drug development. Before joining Enavail, he directed portfolio company management for Emergent Technologies, Inc., an early-stage technology venture creation and management company, where he served as Managing Director or President for ten portfolio companies. Dr. Windsor holds a B.S. and a Ph.D. in Molecular Biology, both from The University of Texas at Austin.

“I am honored to assume the role of CEO of Aileron, and am encouraged for its promising future,” said Dr. Windsor. “Following our strategic prioritization of the development of LTI-03 and LTI-01, we look forward to advancing our pipeline of novel therapies for life-threatening pulmonary conditions.”

Dr. Windsor continued, “I would like to sincerely thank Dr. Aivado for his many contributions to Aileron. We are delighted that we will continue to benefit from his expertise and experience as a member of the Board of Directors as we navigate our next phase of development and beyond.”

About Aileron Therapeutics

Aileron Therapeutics is a biopharmaceutical company advancing a novel pipeline of first-in-class medicines to address significant unmet medical needs in orphan pulmonary and fibrosis indications. Aileron’s lead product candidate, LTI-03, is a novel, synthetic peptide with a dual mechanism targeting alveolar epithelial cell survival as well as inhibition of profibrotic signaling. Currently, LTI-03 is being evaluated in a Phase 1b clinical trial for the treatment of idiopathic pulmonary fibrosis. Aileron’s second product candidate, LTI-01, is a proenzyme that has completed Phase 1b and Phase 2a clinical trials for the treatment of loculated pleural effusions. LTI-01 has received Orphan Drug Designation in the US and EU and Fast Track Designation in the US.

Forward-Looking Statements

This press release may contain forward-looking statements of Aileron Therapeutics, Inc. (“Aileron”, the “Company”, “we”, “our” or “us”) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to: the timing and expectation of the results of the Phase 1b study of LTI-03; future expectations, plans and prospects for the Company following the merger transaction between the Company and Lung Therapeutics, Inc. that closed in the fourth quarter of 2023 (the “Merger”); the use of proceeds from the private placement conducted concurrently with the Merger; the sufficiency of the Company’s cash resources; the benefits of the Merger; certain milestones of the Company; the projected cash runway of the Company; the status and plans for clinical trials, including the timing of data; future product development; and the potential commercial opportunity of LTI-03 and LTI-01. We use words such as “anticipate,” “believe,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “would,” “can,” “could,” “should,” “continue,” and other words and terms of similar meaning to help identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties related to the ability to recognize the anticipated benefits of the Merger; the ability to maintain the listing of the common stock of the Company on The Nasdaq Stock Market; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors, including risks inherent in pharmaceutical research and development, such as: adverse results in the Company’s drug discovery, preclinical and clinical development activities; the risk that the results of preclinical studies and early clinical trials may not be replicated in later clinical trials; the Company’s ability to enroll patients in its clinical trials; and the risk that any of its clinical trials may not commence, continue or be completed on time, or at all, decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies with respect to our development candidates; our ability to obtain, maintain and enforce intellectual property rights for our platform and development candidates; our potential dependence on collaboration partners; competition; uncertainties as to the sufficiency of the Company’s cash resources to fund its planned activities for the periods anticipated and the Company’s ability to manage unplanned cash requirements; and general economic and market conditions; as well as the risks and uncertainties discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, which is on file with the United States Securities and Exchange Commission (the “SEC”), the risks and uncertainties discussed under the heading “Risk Factors” of the Company’s Current Report on Form 8-K filed with the SEC on January 25, 2024, and in subsequent filings that the Company files with the SEC. These forward-looking statements should not be relied upon as representing the Company’s view as of any date subsequent to the date of this press release, and we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations & Media Contact:

Argot Partners

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